Exhibit (14)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference of our firm under the captions “Financial Highlights” and “Experts” and to the incorporation by reference of our reports dated June 23, 2008 for Nuveen Florida Investment Quality Municipal Fund and Nuveen Florida Quality Income Municipal Fund and December 23, 2008 for Nuveen Premium Income Municipal Fund 2, Inc. in the Registration Statement (Form N-14) and related Proxy Statement Prospectus and Statement of Additional Information of Nuveen Premium Income Municipal Fund 2, Inc. filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-157997).
/s/ ERNST & YOUNG LLP
Chicago, Illinois
April 13, 2009